UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): July 16, 2024

Primerica, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34680	27-1204330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 Primerica Parkway Duluth, Georgia 30099
(Address of Principal Executive Offices, and Zip Code)

(770) 381-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PRI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

2.05 Costs Associated with Exit or Disposal Activities

The Board of Directors (the “Board”) of Primerica, Inc. (the “Company”) has committed to the exit plan described below under Item 8.01 “Other Events”. An estimate of anticipated costs is described below under Item 2.06 “Material Impairments.”

2.06 Material Impairments

In connection with the exit plan described below under Item 8.01 “Other Events”, in the second quarter of 2024, the Company will record a net non-cash after-tax charge of $229.6 million. This includes the write-off of the remaining $253.6 million balance of goodwill and intangibles partially offset by a $24.0 million net tax impact from the removal of deferred tax liabilities and state operating losses in the Company’s Senior Health segment. All of these items will be excluded from adjusted operating results. The impairment charge will not result in any future cash expenditures. In the third quarter of 2024, the Company expects to recognize additional restructuring charges that are still in development. The information regarding the exit plan, and its anticipated costs and charges, described above under Item 2.05 “Costs Associated with Exit or Disposal Activities” and Item 8.01 “Other Events” are incorporated into this Item 2.06 by reference.

8.01 Other Events.

The Board has determined that the Company's senior health business, which is operated through its wholly owned subsidiary, e-TeleQuote Insurance, Inc. (“ETQ”), does not have a clear path toward anticipated profitability within an acceptable timeframe in the increasingly challenging senior health distribution market. In connection with such decision, the Board has authorized management of the Company to abandon the Company’s indirect ownership of ETQ by no later than September 30, 2024. The abandonment will consist of the permanent surrender and relinquishment of all rights in ETQ without receipt of consideration. In order to facilitate the abandonment, ETQ intends to sell newly issued shares, which will represent up to 19% of its outstanding common stock (the “Shares”), to a new minority investor based on a competitive process that is launching promptly upon the filing of this Form 8-K. ETQ expects that the Shares will not be registered under the United States Securities Act of 1933, as amended, or any state or foreign securities laws. The Company has no preference as to the new investor.

Each interested investor must be an unaffiliated third party and should contact Ankura Capital Advisors, LLC (ETQ’s outside advisor) (“Ankura”) for more information. Interested third parties should email etq@ankuracapitaladvisors.com by 5:00 pm EST on July 24, 2024 to request a Confidential Offering Memorandum and other relevant documents. Bids must be submitted to Ankura by no later than 5:00 pm EST on July 31, 2024 to be considered.

Following the closing of ETQ’s sale of Shares to the third party and the Company’s abandonment (the “Closing”), ETQ will be wholly owned by the new investor and the Company will have no ongoing obligations or responsibilities with respect to ETQ or its business. The Board determined that an abandonment of ETQ would have certain advantages, including a quicker time frame for ceasing to operate the business as well as the maximization of tax benefits. If for any reason the abandonment is unable to be effectuated as expected, then the Company intends to exit the senior health business through another method.

In addition to the second quarter charge described above in Item 2.06, the $50.0 million of insurance proceeds disclosed in Exhibit 99.1 of the Current Report on Form 8-K dated May 6, 2024 will be recognized in the second quarter of 2024 and excluded from adjusted operating results. The Company also anticipates recording the impact of the expected tax benefits from exiting the business when it is apparent the transaction will be completed.

A copy of the press release dated July 16, 2024 announcing the planned abandonment is attached hereto as Exhibit 99.1.

Except for historical information contained in this report, the statements in this report are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include risk factors that are described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.
99.1	Press Release dated July 16, 2024 – Primerica Announces its Intention to Exit Senior Health Business
104	Cover Page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 16, 2024	PRIMERICA, INC.

/s/ Stacey K. Geer
Stacey K. Geer
Executive Vice President and Chief Governance and Risk Officer